FIRST AMENDMENT TO
THE DISTRIBUTION
AGREEMENT

THIS FIRST AMENDMENT, effective as of the last date on the signature block, to the Distribution Agreement dated of May 27, 2015 (the "Agreement"), is entered into by and between the TRUST FOR ADVISED PORTFOLIOS, a Delaware statutory trust (hereinafter called the "Trust") on behalf of its series, and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the " Distributor").

RECITALS

WHEREAS, the Trust and Quasar (the "Parties") have entered into the Agreement; and

WHEREAS, the Parties desire to update Exhibit A of the Agreement; and

WHEREAS, Section 11 of the Agreement provides that the Agreement may be amended by written agreement executed by the parties.

NOW, THEREFORE, the parties agree to amend the following:

Exhibit A is hereby superseded and replaced in its entirety with First Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the last date written below.

TRUST FOR ADVISED PORTFOLIOS	QUASAR DISTRIBUTORS, LLC

By: /s/ Christopher E. Kashmerick	By: James R. Schoenike

Name: Christopher E. Kashmerick	Name: James R. Schoenike

Title: President	Title: President

Date: 8/27/18	Date: 8/28/18

First Amended Exhibit A
to the
Distribution Agreement

Separate Series of Trust for Advised Portfolios

Name of Series
Zevenbergen Growth Fund
Zevenbergen Genea Fund